LETTER TO OUR SHAREHOLDERS
MAY 1, 2006

Dear Fellow Shareholders:

During the past few years, Presstek has reshaped its business to capitalize on the changes occurring in the commercial printing market. Built on our rich history of technological innovation, Presstek today is a vibrant new organization that develops and delivers our leading digital technology and solutions to a broad and growing customer base around the world.

The evolution of commercial printing from analog-based methods to digital imaging technology is reshaping the industry, and Presstek, through its spirit of innovation, is delivering the digital imaging solutions—equipment, consumables and service—that will help lead our customers through these changes and improve their businesses. Our customers frequently tell us that our digital imaging solutions deliver significantly improved performance, reduced operating costs and increased profitability for their businesses, which in turn allows them to deliver more value to their customers.

This letter shares our achievements in 2005, along with our growth plans and priorities for 2006. We believe it demonstrates the breadth of Presstek’s market opportunity, as well as how our company delivers tangible results to our growing customer base and value to our shareholders.

“We provide customers with unique advanced digital imaging solutions for the fastest growing area of the market—high-quality, fast turnaround, short-run color printing.”

Our Market

Presstek is focused on the needs of commercial printers, corporate printing operations and the design community as they rapidly evolve to a digital model. We provide customers with unique, advanced digital imaging solutions for the fastest growing area of the market—high-quality, fast turnaround, short-run color printing. Research shows that the use of color in commercially printed products is continuing to grow, and that run lengths are becoming increasingly shorter in order to allow print originators to target their marketing messages more precisely. We believe there are literally tens of thousands of printing establishments worldwide where Presstek’s digital imaging products would provide the best opportunity for print providers to meet these market demands.

U.S. Short-Run Color Growth
Our Product Solutions

Presstek has several technologically advanced solutions that meet the needs of customers in this changing market. We provide Direct Imaging (DI®) presses for digital offset printing, as well as the patented chemistry-free printing plates that are used on these presses to deliver the most advanced printing experience in the industry. We also provide computer-to-plate, or CTP, systems that digitally image our chemistry-free printing plates on stand-alone devices using imaging technology similar to our Direct Imaging presses.

Presstek invented the concept of Direct Imaging, and continues to perfect the technology. With DI, the press is highly automated with specially designed electronics, software, and advanced laser-imaging technology that allows the DI press to operate more like a computer peripheral than a traditional printing press. It is the ultimate in streamlined digital workflow since printed files are sent directly to the press with essentially no pre-press processing of the data file.

“The market is enthusiastically responding to our products and our digital workflows ...the opportunity for our Direct Imaging press business has never been better.”

Recurring Revenues Business Profile by Customer Revenue by Customer Type Revenue by Geographic Location
In estimating the market size for Direct Imaging presses, it is important to note that DI presses number less than one percent of the total installed base of presses. In the total market, there are over 400,000 offset presses in operation today, many of which are older and ill-equipped to adapt to the growing market demand for short-run color printing. As these presses are replaced with new technology, Presstek has the opportunity to capture increased market share. We are focused on this opportunity, and in the past year increased the number of our DI press installations at a rapid rate due, in large part, to new product introductions and the efforts of our new direct sales channel. The market is enthusiastically responding to our products and our digital workflows, which gives us the confidence to say that the opportunity for our Direct Imaging press business has never been better.

To help customers with conventional printing presses take advantage of Presstek’s digital imaging technologies, we have also produced a family of CTP systems which use the chemistry-free printing plates invented by Presstek. Our CTP solutions offer our customers the ability to streamline their digital workflow. And, unlike some new competitive plate products that claim to provide chemistry-free imaging, Presstek’s printing plates, once imaged, are ready for printing with no intermediate steps. This is the result of our patented printing plate technology. Presstek’s next frontier in the CTP market is the application of our advanced chemistry-free printing plates on CTP systems offered by other equipment manufacturers.

Our Business Model

Presstek’s product model is the proven capital equipment and consumable (razor and blade) model. Our model is one in which each piece of capital equipment (or consumable burning engine) we install results in a high margin, recurring revenue stream of consumables and service. As a result, almost 70 percent of Presstek’s revenue is recurring.

Our market delivery strategy is built on reaching customers through multiple channels. More than half of Presstek’s revenue is generated from our direct sales and service force, which operates in the U.S., Canada and the United Kingdom. We also partner with original equipment manufacturers and graphic arts dealers on a worldwide basis to further broaden our reach. With a high concentration of our existing business in North America, we see great opportunities for expansion outside of North America, especially in Europe.

Presstek has long competed on the basis of our technology advantages. That tradition continues. We remain innovators and plan to continue to lead the market in digital imaging solutions for the commercial printing segment of the graphic arts industry. In February of 2006, we announced a new DI press platform, known as the Presstek 52DI. With initial introduction in the European market in April 2006, the Presstek 52DI is not only the most advanced Direct Imaging press, it is possibly the best overall printing press ever introduced in its format size. Its level of automation and performance, together with the quality of its printed product, establishes a new technological benchmark for the industry.

Revenues($ millions) Operating Income($ millions) Net Income($ millions) Earnings Per Share EBITDA($ millions)
Finally, let me address our branding strategy. From the time we were founded until last year, Presstek products went to market primarily through name-brand partners instead of carrying the Presstek brand. This changed in 2006 with the successful introduction of our new Presstek 52DI press—the first Direct Imaging press to carry the Presstek name. The market has received the news of this product well, encouraging us to launch more Presstek-branded products in the future.

Delivering Financial Results in 2005

Fiscal 2005 was a year of dramatic growth and improvement in our financial performance. We were very pleased to deliver the positive results you can see at left.

Our financial results in 2005 were strong. We believe, however, that the most important aspect of our growth in 2005 was the strengthening of the underlying foundation of our business. In 2005 we increased the market penetration of Presstek’s digital imaging equipment, or consumable burning engines. As I mentioned earlier, our digital imaging equipment is a key driver of growth in our business as each piece of installed equipment creates recurring revenue from consumables and service.

The shift in our revenue mix demonstrates our leadership in the industry’s transformation from analog to digital. The chart at right illustrates the specifics of that shift in revenue mix in 2005. We expect this trend to continue.

The increase in market penetration of our DI presses, together with the shift in the mix of our digital and analog businesses, significantly improves the quality of our revenue and adds strength to our business.

The Road Ahead

In looking ahead we have identified three major areas of continued opportunity for 2006. The first is to continue to increase the market penetration of Presstek’s digital technology, especially our Direct Imaging technology. We plan to accomplish this through an expansion in our product offerings, as well as through further strengthening our sales channels.

Presstek Digital/Analog Mix
(as percentage of total revenue)

“...the Presstek 52DI is not only the most
advanced Direct Imaging press, it is possibly
the best overall printing press ever introduced
in its format size.”

Our second priority is to grow our market share in Europe. We have already taken steps to address this priority by introducing products better suited to the European market, as well as by the establishment of a new European Business Center outside of London. Going forward, we plan to strengthen our distribution channel by adding new distribution partners with whom we can invest to build a stronger, more sustainable channel to the customer.

Increasing productivity across all facets of our business is our third priority. This includes improving processes and performance in all areas of our operations from the production floor to our executive offices.

Today, Presstek has a solid, well-proven razor and blade business model; strong technological market advantage; access to a large and growing customer base; the financial resources to support growth; and a management team with a solid track record of execution.

In 2006, we expect to see continued growth in our digital technology business as we help to lead our industry through its transformation. The future holds great promise for Presstek, and we are confident that we have the ability to realize that promise.

/s/ Edward J. Marino
Edward J. Marino
PRESIDENT AND CHIEF EXECUTIVE OFFICER

Note 1: The financial performance presented in this table was materially affected by two acquisitions undertaken by the Company in 2004: Precision Lithograining in July 2004 and the ABDick business in November 2004.

PRESSTEK, INC.
USE OF NON-GAAP MEASURES

Earnings before interest, taxes, depreciation, amortization and restructuring and special charges (credits) (“EBITDA”) and Revenue, Operating Income, Net Income, Earnings Per Share, and EBITDA Q4 2005 Run Rates are not measures of performance under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered alternatives for, or in isolation from, the financial information prepared and presented in accordance with GAAP. Presstek’s management believes that EBITDA and Revenue, Operating Income, Net Income, Earnings Per Share and EBITDA Q4 2005 Run Rates provide meaningful supplemental information regarding Presstek’s current financial performance and prospects for the future. Presstek believes that both management and investors benefit from referring to these non-GAAP measures in assessing the performance of Presstek’s ongoing operations and liquidity and when planning and forecasting future periods. These non-GAAP measures also facilitate management’s internal comparisons to Presstek’s historical operating results and liquidity. Our presentations of these measures, however, may not be comparable to similarly titled measures used by other companies. Reconciliations of these measures to GAAP are included below

PRESSTEK, INC.
RECONCILIATION OF EBITDA TO CONSOLIDATED NET INCOME
(in thousands)
(unaudited)

	Three months ended December 31, 2005 (Q4 2005)	Year ended December 31, 2005 (Fiscal 2005)	Year ended January 1, 2005 (Fiscal 2004)
Net income	$2,443	$6,086	$3,865
Interest	580	2,329	605
Taxes	692	1,174	200
Depreciation and amortization	2,500	10,949	9,106
Restructuring and special charges (credits)	(35)	874	(392)
EBITA	$6,180	$21,412	$13,384

PRESSTEK, INC.
RECONCILIATION OF Q4 2005 RUN RATE
(in thousands, except per-share data)
(unaudited)

Presstek uses the term “Run Rate” to describe the then-current operations of the Company at a given time, annualized. For instance, Q4 2005 Run Rate Revenue of $277.3 million is derived by taking the Company’s revenue for the fourth quarter of fiscal 2005 and multiplying that number by four. Run Rates for Operating Income, Net Income, Earnings Per Share and EBITDA are similarly calculated.

	Revenue	Operating Income	Net Income	Earnings Per Share	EBITDA
Q4 2005 Amount	$69,336	$3,295	$2,443	$0.07	$6,180
Annualization Factor	4	4	4	4	4
Q4 2005 Run Rate	$277,344	$13,180	$9,772	$0.28	$24,720

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:
In addition to the historical information contained herein, certain statements in this letter are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.These statements include, but are not limited to, statements that do not describe historical facts and statements that include the word “will,” “believes,” “anticipates,” “expects,” “plans,” “intends,” “designs” or similar language, as well as statements regarding marketplace acceptance of the Company’s new or existing products; the potential benefits of our products; the strength of our strategic partners; the Company’s stated financial and operating goals; and the Company’s expectations of future growth. Although Presstek believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it has no assurance that its expectations will be attained. Factors that could cause actual results to differ include general economic conditions, industry and market conditions, slower than anticipated penetration of new markets, unexpected negative changes in the Company’s financial position, regulatory actions and legislative actions in the countries in which Presstek operates, future demand and market size for the Company’s products, marketplace acceptance of new or existing products, and other risks detailed in the Company’s SEC reports, including its 2005 Annual Report on Form 10-K. Forward-looking statements speak only as of the date on which they are made. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

55 Executive Drive
Hudson, NH 03051-4903 USA
603-595-7000

www.presstek.com

© Copyright 2006 Presstek, Inc.  Printed using Presstek chemistry-free imaging technology.  DI is a registered trademark of Presstek of Presstek, Inc.